Industrial Enterprises of America Provides Update on SEC Filing Status

Tuesday October 24, 10:41 am ET
NEW YORK, Oct. 24, 2006 (PRIMEZONE) -- Industrial Enterprises of America, Inc. (OTC BB:IEAME.OB - News) today provided an update regarding the restatement of its Quarterly Report on Form 10-QSB for the Quarter ending March 31, 2006 and Annual Report for the Fiscal Year ending June 30, 2006.

As previously announced on October 6, 2006, the Company is in continuing discussions with its PCAOB auditors with respect to the accounting treatment for certain convertible debenture agreements with various debt features that include detachable warrants. The Company, at that time, noted that the filing of its Annual Report on Form 10-KSB for the Fiscal Year ending June 30, 2006 would be delayed as a result of the restatement process.

Due to the continuing discussions with its PCAOB auditors, the Company has now determined that it will be unable to file its Annual Report on Form 10-KSB for the Fiscal Year ending June 30, 2006 for an additional week. Industrial Enterprises of America has presented the restatement of the Quarterly Report for the Quarter ending March 31, 2006 to the PCAOB auditors for review and is currently awaiting the results of such review.

The result of this review, as previously stated, will have no material impact on the Company's strong results for the fourth quarter or the earnings guidance of $1.20 previously provided for fiscal 2007.

About Industrial Enterprises of America, Inc.

Industrial Enterprises of America, Inc., Headquartered in New York, NY, is an automotive aftermarket supplier that specializes in the sale of anti-freeze, auto fluids, charcoal fluids, and other additives & chemicals. The company has distinct proprietary brands that collectively serve the retail, professional, and discount automotive aftermarket channels.

Statement Under The Private Securities Litigation Reform Act

Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of Industrial Enterprises of America set forth herein and those preceded by or that include the words ``believes,'' ``expects,'' ``given,'' ``targets,'' ``intends,'' ``anticipates,'' ``plans,'' ``projects'', ``forecasts'' or similar expressions, are forward-looking statements. Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the overall marketplace and clients' usage of products, including demand thereof, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers. Other risks are detailed from time to time in the Company's 2005 Annual Report on Form 10-K, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact:

For Industrial Enterprises of America, Inc.
Investors & Public Relations:
David Zazoff
212-505-5976
PressReleases@Za-Consulting.net